Exhibit 99.1

Pineapple Energy Reports Second Quarter 2022 Results

Progress on key initiatives in first full quarter as publicly traded company

Solid performance in core Hawaii market

Progress in building infrastructure

Exploring multiple routes into new market entry

MINNETONKA, MN, Aug. 22, 2022 /Globe Newswire/ -- Pineapple Energy Inc. (“Pineapple” or the “Company”) (Nasdaq:PEGY), a leading provider of sustainable solar energy and back-up power to households and small businesses, today announced financial results for the second quarter ended June 30, 2022.

“Performance in our first full quarter as a public company showed the strength of our strategy and market opportunity,” said Kyle Udseth, Pineapple CEO. “Growth was strong in our core initial market of Hawaii, especially in battery storage where installations were up 53%.”

Udseth continued, “We built backlog—and thus customer relationships and future revenue—with sales growth far outpacing installation growth, setting us up for a strong second half of the year.  In fact, we are already scheduling installs into October, and even have begun scheduling Saturday installs to enhance the customer experience.  To prepare for this burst of activity, we are hiring in Hawaii, as we also build our headquarters team.”

Second Quarter Business Highlights

In its first full quarter as both a publicly traded company and merged entity with its Hawaiian operations, Pineapple executed across key strategic initiatives:

Drove Solid Performance in Core Hawaiian Operations (Q2 2022 vs Q2 2021)

-	# of Systems sold +75%
-	kW sold +61%
-	Batteries sold +137%, attach rate was 84% in Q2 2022
-	Systems installed -4%, batteries installed +53%
-	Backlog growth: pending installs +75%
-	Customer acquisition cost (CAC) per watt down 37%

Built Infrastructure

-	Supported campaign that resulted in veto of bill that would have capped clean energy
-	Expanded and diversified strong supply chain of modules and battery energy storage systems
-	Continued investment and R&D in E-Gear products and intellectual property
-	Focused hiring in key roles, including Hawaii installation, commissioning, tech support, human resources, corporate development and accounting
-	Continuing search for Chief Financial Officer

Udseth noted, “We are encouraged by our accomplishments during the second quarter, which were achieved as we integrated operations, expanded our team, and sought new sources of growth.  As we recruit more talent into all levels of the organization and deepen the strength of our leadership team, we are working to build the foundation for solid business momentum going into 2023.”

Udseth concluded, “I also want to thank two key contributors who are leaving the Pineapple family.  As you know, CFO Mark Fandrich was instrumental in the merger, and is moving to new opportunities now that the merger is complete.  We wish him success in his next endeavor.  In addition, HEC co-founder Steve Godmere is retiring after spending over 15 years working with Chris DeBone to build HEC into a residential solar leader in Hawaii.  We wish Steve all the best in the next phase of life.  In his place, our operations manager Keali’i Kahanu will step into Steve’s shoes, taking the reins to drive growth and continue delivering a great customer experience in our core market.  We look forward to harnessing the energy Keali’i will bring to the role.”

Financial Highlights

GAAP	2nd Quarter 2022	1st Quarter 2022	2nd Quarter 2021
Revenue	$5,890,636	$318,800	----
Operating Loss	$(3,196,902)	$(1,528,108)	$(1,845,410)
Net Income (Loss)	$1,442,652	$(1,883,634)	$(2,263,267)
Cash, restricted cash & investments	$17,863,301	$12,558,421	----
Diluted Earnings (Loss) per share	$0.15	$(0.58)	$(0.74)

To facilitate analysis of the Company’s operating business, the unaudited pro forma information below represents results of operations as if the Company had completed the merger with Communications Systems, Inc. (“CSI”) and the asset acquisitions of Hawaii Energy Connection, LLC (“HEC”) and E-Gear, LLC as of January 1, 2021.  The unaudited pro forma financial information below is not necessarily indicative of consolidated results of operations of the combined business had the acquisition occurred at the beginning of the respective period, nor is it necessarily indicative of future results of operations of the combined company.

Pro Forma	2nd Quarter 2022	1st Quarter 2022	2nd Quarter 2021
Revenue	$5,890,636	$5,525,000	$5,489,218
Net Income (Loss)	$1,656,048	$(2,555,723)	$(3,145,100)
Adjusted EBITDA	$(1,834,444)	$(1,145,727)	$(1,576,153)

Sales growth was driven by an increase in systems installed and battery attach rate.  Net income (loss) was impacted by higher labor costs and growing headcount in preparation for second half growth.  Operating expenses included higher amortization expense and higher compensation related to growth of the management team. As noted above, the Company had an operating loss in the second quarter of 2022, but had net income in that period due to $4,639,554 in other income, net, driven primarily by a $4,671,000 gain on the fair value remeasurement of the Company’s contingent earnout consideration from the CSI merger.

Status of Legacy CSI Contingent Value Rights

Pursuant to the merger of CSI and Pineapple Energy LLC, which was completed on March 28, 2022, CSI shareholders of record at the close of business on March 25, 2022 (the “CVR Holders”) received one contractual, non-transferable contingent value right (“CVR”) per share of CSI common stock held.  Each CVR represents the right to receive a pro rata portion of proceeds available from the disposition of CSI’s pre-merger assets during the 24-month period following the effective time of the merger.

On August 3, 2022, Pineapple Energy Inc. and the CVR Holders’ Representative jointly determined that $8,745,628 was available for distribution to the CVR Holders from the disposition of CSI’s pre-merger assets between March 28 and June 30, 2022, representing a distribution of $3.60 per CVR.  The $3.60 per CVR distribution to the CVR Holders commenced on August 12, 2022.  Any CVR holder that has not received this distribution should initially contact their broker for more information.

Pineapple anticipates future CVR payments, depending on the completion and timing of sales of remaining legacy assets, including JDL Technologies, Inc. and Ecessa Corporation, which comprise the Company’s IT Solutions & Services operating segment.

About Pineapple Energy

Pineapple is focused on growing leading local and regional solar, storage, and energy services companies nationwide. Our vision is to power the energy transition through grass-roots growth of solar electricity paired with battery storage. Our portfolio of brands (Hawaii Energy Connection, E-Gear, Sungevity, and Horizon Solar Power) provide homeowners and small businesses with an end-to-end product offering spanning solar, battery storage, and grid services.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, and future acquisitions. These statements are based on the Company’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements here due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties, including those set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release. The Company does not undertake any obligation to update or revise these forward-looking statements for any reason, except as required by law.

Contacts:
Pineapple Energy Kyle Udseth Chief Executive Officer +1 (952) 996-1674 kyle@pineappleenergy.com The Blueshirt Group Gary Dvorchak, CFA Managing Director +1 (323) 240-5796 gary@blueshirtgroup.com

PINEAPPLE ENERGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

ASSETS
	June 30	December 31
	2022	2021
CURRENT ASSETS:
Cash and cash equivalents	$3,495,235	$18,966
Restricted cash and cash equivalents	11,554,406	—
Investments	1,462,747	—
Trade accounts receivable, less allowance for
doubtful accounts of $64,000 and $0, respectively	3,440,173	—
Inventories, net	1,266,730	—
Prepaid income taxes	11,071	—
Other current assets	1,032,418	—
TOTAL CURRENT ASSETS	22,262,780	18,966
PROPERTY, PLANT AND EQUIPMENT, net	274,149	—
OTHER ASSETS:
Investments	1,600,913	—
Goodwill	16,602,399	—
Operating lease right of use asset	95,906	—
Intangible assets, net	17,752,586	2,780,270
Other assets, net	44,843	—
TOTAL OTHER ASSETS	36,096,647	2,780,270
TOTAL ASSETS	$58,633,576	$2,799,236
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,321,143	$2,233,371
Accrued compensation and benefits	497,784	307,828
Operating lease liability	69,793	—
Other accrued liabilities	61,817	—
Working capital note payable	—	350,000
Customer deposits	1,242,801	—
Deferred revenue	709,120	—
Contingent value rights	8,745,628	—
TOTAL CURRENT LIABILITIES	13,648,086	2,891,199
LONG-TERM LIABILITIES:
Loan payable and related interest	1,106,013	6,194,931
Related party payables	—	2,350,000
Operating lease liability	27,942	—
Deferred revenue	360,404	—
Earnout consideration	13,000	—
Contingent value rights	10,746,162	—
TOTAL LONG-TERM LIABILITIES	12,253,521	8,544,931

STOCKHOLDERS' EQUITY
Convertible preferred stock, par value $1.00 per share; 3,000,000 shares authorized; 32,000 and 0 shares issued and outstanding, respectively	32,000	—
Common stock, par value $0.05 per share; 37,500,000 shares authorized;
7,435,586 and 3,074,998 shares issued and outstanding, respectively	371,779	153,750
Additional paid-in capital	41,538,864	(53,750)
Accumulated deficit	(9,177,876)	(8,736,894)
Accumulated other comprehensive loss	(32,798)	—
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	32,731,969	(8,636,894)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$58,633,576	$2,799,236

PINEAPPLE ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2022	2021	2022	2021
Sales	$5,890,636	$—	$6,209,436	$—
Cost of sales	4,614,374	—	4,838,042	—
Gross profit	1,276,262	—	1,371,394	—
Operating expenses:
Selling, general and administrative expenses	3,233,548	225,030	3,530,820	456,257
Amortization expense	1,026,221	357,323	1,383,683	714,647
Transaction costs	213,396	1,263,057	1,181,901	1,431,502
Total operating expenses	4,473,164	1,845,410	6,096,404	2,602,406
Operating loss	(3,196,902)	(1,845,410)	(4,725,010)	(2,602,406)
Other income (expense):
Investment and other income	103,903	—	98,759	—
Gain on sale of assets	1,214,560	—	1,214,560	—
Fair value remeasurement of earnout consideration	4,671,000	—	4,671,000	—
Fair value remeasurement of contingent value rights	(1,214,560)	—	(1,214,560)	—
Interest and other expense	(135,349)	(417,857)	(485,731)	(729,270)
Other income (expense), net	4,639,554	(417,857)	4,284,028	(729,270)
Net income (loss) before income taxes	1,442,653	(2,263,267)	(440,982)	(3,331,676)
Income tax expense	—	—	—	—
Net income (loss)	1,442,652	(2,263,267)	(440,982)	(3,331,676)

Other comprehensive loss, net of tax:
Unrealized loss on available-for-sale securities	(15,731)	—	(32,798)	—
Total other comprehensive loss	(15,731)	—	(32,798)	—
Comprehensive income (loss)	$1,426,921	$(2,263,267)	$(473,780)	$(3,331,676)

Basic net loss per share:	$0.19	$(0.74)	$(0.08)	$(1.08)
Diluted net loss per share:	$0.15	$(0.74)	$(0.08)	$(1.08)

Weighted Average Basic Shares Outstanding	7,435,586	3,074,998	5,345,137	3,074,998
Weighted Average Dilutive Shares Outstanding	9,788,522	3,074,998	5,345,137	3,074,998

Pro Forma Results and Non-GAAP Financial Measures

This press release includes unaudited pro forma information, which represents the results of operations as if the Company had completed the CSI merger and the HEC and E-Gear asset acquisitions as of January 1, 2021.  The unaudited pro forma financial information presented in this press release is not necessarily indicative of consolidated results of operations of the combined business had the acquisition occurred at the beginning of the respective period, nor is it necessarily indicative of future results of operations of the combined company.

For the three months ended June 30, 2022 and 2021, the unaudited pro forma financial information includes adjustments to amortization expense for intangible assets totaling $0 and $556,876, respectively, and excludes transaction costs totaling $213,396 and $1,702,618, respectively.

For the three months ended March 31, 2022, the unaudited pro forma financial information includes adjustments to amortization expense for intangible assets totaling $531,301 and excludes transaction costs totaling $2,698,548.

This press release also includes non-GAAP financial measures that differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

Adjusted EBITDA is a non-GAAP financial measure provided in this release, and is net income (loss), on a pro forma basis calculated in accordance with GAAP, adjusted for pro forma interest, income taxes, depreciation, amortization, and non-cash fair value remeasurement adjustments as detailed in the reconciliations presented below in this press release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these measures principally as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating plan and financial projections. The Company believes these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company also believes these non-GAAP financial measures are useful to its management and investors as a measure of comparative operating performance from period to period.

The non-GAAP financial measures presented in this release should not be considered as an alternative to, or superior to, their respective GAAP financial measures, as measures of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, these measures do not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Reconciliation of Non-GAAP to GAAP Financial Information

Reconciliation of Pro Forma Net Income (Loss) to Pro Forma Adjusted EBITDA:

	Three Months Ended June 30		Three Months Ended March 31
	2022	2021	2022
Pro Forma Net Income (Loss)	$1,656,048	$(3,145,100)	$(2,555,723)
Interest expense	131,568	420,518	350,382
Interest income	(5,143)	(4,969)	(2,622)
Depreciation	27,723	127,037	35,875
Income taxes	-	-	-
Amortization	1,026,361	1,026,361	1,026,361
Fair value remeasurement of earnout consideration	(4,671,000)	-	-
Pro Forma Adjusted EBITDA	$(1,834,444)	$(1,576,153)	$(1,145,727)